Exhibit 99.1

MRV Announces SEC Has Completed Investigation

CHATSWORTH, CA — August 31, 2009 — MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC) (“MRV” or the “Company”) today announced that on August 26, 2009, it received a letter from the Securities and Exchange Commission’s Los Angeles Regional Office stating that its investigation into MRV’s historical stock option grants and practices has been completed and that it does not intend to recommend any enforcement action by the Commission.

Noam Lotan, chief executive officer of MRV, said, “We are pleased to learn that the SEC does not intend to recommend any enforcement action. Throughout these proceedings we cooperated fully with the SEC and we are pleased that we can focus our efforts on our business and completing the restatement.”

“MRV has a rich 20 year history of innovation and its unique technology brings a special value to our customers.  Each of our three business segments, Optical Components, Network Equipment and Network Integration, have distinctive positions in their respective markets and continue to make progress. We will continue executing our long-term strategy to grow the Company, be a leader in packet-optical networking technology and integration, and create long-term shareholder value,” continued Lotan.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (POTS), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks.  MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers.  MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and fiber-to-the-premises applications operates under the Source Photonics brand.  For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of stockholders.  MRV will be filing a proxy statement with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov, at MRV’s website at www.mrv.sec.com, or from MRV Investor Relations at 20415 Nordhoff Street, Chatsworth, California  91311.

Participants in Solicitation

MRV and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of stockholders.  Information regarding the interests of MRV’s directors and executive officers in the proxy contest will be included in MRV’s proxy statement and annual report on Form 10-K for the year ended December 31, 2008.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631